Exhibit 10.5

FOURTH AMENDMENT TO FORBEARANCE AGREEMENT

THIS FOURTH AMENDMENT TO FORBEARANCE AGREEMENT (this “Amendment”) is made as of this 8th day of June, 2016 by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 275 Grove Street, Suite 2-200, Newton, Massachusetts 02466 (“Bank”) and AEGERION PHARMACEUTICALS, INC., a Delaware corporation with its chief executive office located at One Main Street, 8th Floor, Cambridge, Massachusetts  02142 (“Borrower”).

Background

Reference is made to that certain Forbearance Agreement dated as of November 9, 2015 (as amended and in effect, the “Agreement”) entered into by and between the Bank and the Borrower, as amended by that certain First Amendment to Forbearance Agreement dated as of December 7, 2015, as amended by that certain Second Amendment to Forbearance Agreement dated as of January 7, 2016 (the “Second Amendment”), as further amended by that certain Third Amendment to Forbearance Agreement dated as of February 26, 2016.  All capitalized terms used herein and not otherwise defined herein will have the meanings set forth in the Agreement.

Borrower has informed Bank that an additional Event of Default has occurred under the Loan Agreement as the result of Borrower’s failure to deliver to Bank Quarterly Financial Statements (as defined in the Loan Agreement) for the fiscal quarter ended March 31, 2016 as and when due under Section 6.2(a) of the Loan Agreement (the “Additional Stated Event of Default”).  Borrower has requested that Bank amend the Agreement to include the Additional Stated Event of Default as one of the Stated Events of Default under the Agreement, and Bank has agreed to do so, but only upon the terms and conditions set forth herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Borrower and Bank as follows:

Acknowledgment of Indebtedness

1.                                      Borrower hereby acknowledges and agrees that, in accordance with, and subject to, the terms and conditions of the Loan Documents, it is liable to Bank as follows:

(a)                                 Principal owed under the 2015 Term Loan Advance as of June 8, 2016:

$25,000,000.00

(b)                                 For all amounts owed under Bank Services Agreement;

(c)                                  For the 2015 Prepayment Premium, the accrued portion of the Final Payment, the 2015 Final Payment, the Anniversary Fee, and all other fees set forth in the Loan Agreement;

(d)                                 The Amendment Fee (as defined in the Second Amendment);

(e)                                  For all amounts owed in connection with any Letter of Credit; and

(f)                                   For all interest heretofore accrued, and hereafter accruing upon the outstanding principal balance of the 2015 Term Loan Advance, and for all Bank Expenses heretofore accrued or hereafter accruing or incurred by Bank in connection with the Loan Documents, including, without limitation, all attorney’s fees and expenses incurred in connection with the negotiation and preparation of this Amendment, and all documents, instruments, and agreements incidental hereto.

Hereinafter all amounts due as set forth in this Paragraph 1, and all other amounts owed to Bank under this Amendment, under the other Loan Documents, or any other document, instrument, or agreement by and between Bank and Borrower, shall be referred to collectively as the “Obligations”.

Waiver of Claims

2.                                      Borrower hereby acknowledges and agrees that, as of the date hereof, it has no offsets, defenses, causes of action, suits, damages, claims, or counterclaims against Bank, or Bank’s officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (collectively, the “Bank Released Parties”) with respect to the Obligations, the Loan Documents, the Collateral, the Agreement, any contracts, promises, commitments or other agreements to provide, to arrange for, or to obtain loans or other financial accommodations to or for Borrower, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, causes of action, suits, damages, claims, or counterclaims against one or more of Bank Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Amendment, all of them are hereby expressly WAIVED, and Borrower hereby RELEASES Bank Released Parties from any liability therefor.

Ratification of Loan Documents; Cross-Collateralization;

Cross- Default; Further Assurances

3.                                      The Borrower:

(a)                                 Acknowledges and agrees that the Stated Events of Default (other than the Additional Stated Event of Default) are continuing, and that the Stated Events of Default have not been waived or cured;

(b)                                 Hereby ratifies, confirms, and reaffirms all of the terms and conditions of the Loan Documents.  Borrower further acknowledges and agrees that except as specifically modified in the Agreement or this Amendment, all terms and conditions of those documents, instruments, and agreements shall remain in full force and effect;

(c)                                  Acknowledges and agrees that this Amendment, and any documents, instruments, or agreements executed in connection therewith, and any future modification, amendment, restatement, renewal and/or substitution thereof shall constitute a Loan Document, and any amounts due under, or in connection with the Loan Documents shall constitute “Obligations”;

(d)                                 Hereby ratifies, confirms, and reaffirms that (i) the obligations secured by the Loan Documents include, without limitation, the Obligations, and any future modifications, amendments, substitutions or renewals thereof, (ii) all security interests in the Collateral, whether now existing or hereafter acquired, granted to Bank pursuant to the Loan Documents, or otherwise shall secure all of the Obligations until full and final payment of the Obligations (other than inchoate indemnity obligations), and (iii) any Event of Default under any Loan Document and/or a Termination Event under the Agreement, shall constitute an Event of Default under each of the other Loan Documents and, except with respect to the Stated Events of Default, a Termination Event under the Agreement (without regard to any grace or cure periods), it being the express intent of Borrower that all of the Obligations be fully cross-collateralized and cross-defaulted; and

(e)                                  Shall, from and after the execution of this Amendment, execute and deliver to Bank whatever additional documents, instruments, and agreements that Bank  may reasonably require in order to correct any document deficiencies, or to vest or perfect the security interests granted in the Collateral pursuant to the Loan Documents or herein more securely in Bank and/or to otherwise give effect to the terms and conditions of this Amendment, and hereby authorizes Bank to file any financing statements (including financing statements with a generic description of the collateral such as “all assets”), and take any other normal and customary steps, that Bank deems necessary to perfect or evidence Bank’s security interests and liens in any such collateral.  This Amendment constitutes an authenticated record.

Conditions Precedent

4.                                      Bank’s agreements contemplated herein, shall not be effective unless and until each of the following conditions precedent have been fulfilled on or before 3:00 PM (Boston, Massachusetts time) June 10, 2016, all as determined by Bank in its sole and exclusive discretion:

(a)                                 Bank shall have received payment in good and collected funds for all unreimbursed Bank Expenses (including estimated attorney’s fees and expenses) incurred by Bank through the date hereof;

(b)                                 All action on the part of Borrower necessary for the valid execution, delivery and performance by Borrower of this Amendment shall have been duly and effectively taken and evidence thereof satisfactory to Bank shall have been provided to Bank, including, without limitation, a secretary’s certificate and resolutions; and

(c)                                  This Amendment, and all documents, instruments, and agreements required to be delivered by the terms of this Amendment, shall be executed and delivered to Bank by the parties thereto, shall be in full force and effect and shall be in a form and of a substance satisfactory to Bank.

Amendment to Agreement

5.                                      Subject to the satisfaction of all conditions precedent set forth in Section 4 above, Borrower and Bank agree that the Agreement is hereby amended as follows:

(a)                                 The second paragraph in the Background section of the Agreement is hereby deleted in its entirety and the following is inserted in its place:

“              Borrower has informed Bank that certain Events of Default have occurred prior to the date of the Fourth Amendment to Forbearance Agreement, dated as of June 8, 2016, by and between Borrower and Bank (the “Fourth Amendment”), under the following sections of the Loan Agreement (collectively, the “Stated Events of Default”): (i) Section 6.1 (Governmental Compliance) as the result of Borrower’s failure to comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business; (ii) Section 6.2(a) (Quarterly Financial Statements) as the result of Borrower’s failure to deliver to Bank Quarterly Financial Statements for the fiscal quarter ended March 31, 2016 as and when due; (iii) Section 6.2(d) (Annual Audited Financial Statements) as the result of Borrower’s failure to deliver to Bank an unqualified opinion on Borrower’s financial statements from an independent certified public accounting firm for Borrower’s 2015 fiscal year; and (iv) Section 7.10 (Compliance) as the result of Borrower’s violation of law or regulation which could reasonably be expected to have a material adverse effect on Borrower’s business.”

(b)                                 Section 5 of the Agreement is hereby deleted in its entirety and the following is inserted in its place:

“              Borrower acknowledges the existence of the Stated Events of Default and agrees that, as a result of the Stated Events of Default, Bank has the right to immediately commence enforcement of its rights and remedies under the Loan Documents and otherwise under applicable law.  In consideration of Borrower’s performance in accordance with each and every term and condition of this Agreement, as and when due, Bank shall forbear exercising its rights and remedies as a result of the Stated Events of Default until the earlier to occur of (i) a Termination Event (as defined in Section 10 herein) or (ii) 3:00 p.m. (New York, New York time) on June 30, 2016 (the “Forbearance Termination Date”). Borrower acknowledges and agrees that nothing contained in this Agreement shall constitute a waiver of the Stated Events of Default or any other defaults or Events of Default

(whether now existing or hereafter arising), and this Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies upon the terms and conditions set forth herein.”

Bank Expenses

6.                                      Borrower shall reimburse Bank on demand for any and all unpaid Bank Expenses (including attorneys’ fees and expenses) heretofore or hereafter incurred by Bank in connection with the protection, preservation, and enforcement by Bank its rights and remedies under the Loan Documents and/or the Agreement, including, without limitation, the negotiation and preparation of this Amendment, or any of the other documents, instruments or agreements executed in connection therewith.

Choice of Law; Venue; Jury Trial Waiver

7.             Section 11 of the Loan Agreement is hereby incorporated by reference in its entirety.

Indemnification

8.             Section 12.2 of the Loan Agreement is hereby incorporated by reference in its entirety.

Illegality or Unenforceability

9.                                      Any determination that any provision or application of this Amendment is invalid, illegal, or unenforceable in any respect, or in any instance, shall not affect the validity, legality, or enforceability of any such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Amendment.

Informed Execution

10.                               Borrower warrants and represents to Bank that Borrower:

(a)                                 Has read and understands all of the terms and conditions of this Amendment;

(b)                                 Intends to be bound by the terms and conditions of this Amendment; and

(c)                                  Is executing this Amendment freely and voluntarily, without duress, after consultation with independent counsel of its own selection.

Counterparts

11.                               This Amendment may be executed in multiple identical counterparts (including by facsimile or e-mail transmission of an Adobe portable document file format (also known as a PDF file)), each of which when duly executed shall be deemed an original, and all of which shall be construed together as one agreement.  This Amendment will not be binding on or constitute evidence of a contract between the parties hereto until such time as a counterpart has been executed by such party and a copy thereof is delivered to each other party to this Amendment.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, this Amendment has been executed under seal as of the date first set forth above.

BORROWER:		BANK:

AEGERION PHARMACEUTICALS, INC.		SILICON VALLEY BANK

By:	/s/ Gregory Perry	By:	/s/ Ryan Roller

Name:	Gregory Perry	Name:	Ryan Roller

Title:	Chief Financial Officer	Title:	Vice President

[Signature Page to Fourth Amendment to Forbearance Agreement]